                                                                  Exhibit 11(b)

                   [Goodwin, Procter & Hoar LLP letterhead]




                              November 12, 1996


The Pilot Funds
3435 Stelzer Road
Columbus, OH 43219

Ladies and Gentlemen:

        We hereby consent to the incorporation by reference in Post-Effective Amendment No. 33 (the "Amendment") to the Registration Statement (No. 2-78440) on Form N-1A of The Pilot Funds (the "Registrant"), a Massachusetts business trust, of our opinion with respect to the legality of the shares of the Registrant representing interests in the Pilot Intermediate U.S. Government Securities Fund, Pilot U.S. Government Securities Fund, Pilot Intermediate Municipal Bond Fund, Pilot Municipal Bond Fund, Pilot Equity Income Fund, Pilot Growth and Income Fund and Pilot Small Capitalization Equity Fund series of the Registrant (the "Funds"), which opinion was filed with the Registrant's Annual Notice on Form 24F-2 on October 30, 1996, and our opinion with respect to the legality of the shares of the Registrant representing interests in the Pilot Diversified Bond Income Fund and Pilot Growth Fund series of the Registrant (also "Funds"), which opinion was filed with the Registrant's Registration Statement on Form N-14 on July 5, 1996.

        We also hereby consent to the reference to this firm in the Statements of Additional Information for the Funds under the heading "Independent Accountants and Counsel" which form a part of the Amendment and to the filing of this consent as an exhibit to the Amendment.

                                        Very truly yours,



                                        GOODWIN, PROCTER & HOAR LLP